Exhibit 10.3

Kunming Shenghuo Pharmaceutical (Group) Limited Inc.

Domestic Short Term Credit Insurance

Insurance Policy

Insurance No.:	11619030901009000001

Contract No.:	259653

Insurer:	Ping An Property & Casualty Insurance of China, Ltd
	Address:	Xinghe Development Centre Plaza
		Fuhua Road, Futian District
		Shenzhen, China

Insured:	Kunming Shenghuo Pharmaceutical (Group) Co., Ltd
	Address:	No. 2 Jingyou Road
		Kunming Economy & Technology Development District

This insurance contract consists of this insurance policy, the supplementary provisions attached hereto, the “Basic Provisions of China Ping An Domestic Short Term Credit Insurance,” endorsement, and the “China Ping An Domestic Credit Insurance Bills” submitted by the Insured.

For the definition of the bold words shown on the contract, please see the “Basic Provisions of China Ping An Domestic Short Term Domestic Credit Insurance.”

Insurer provides Insured with credit insurance and other related services according to this insurance contract. This contract applies to all sales by the Insured within the territory of PRC and within the coverage of this contract.

1-	Insurance Coverage – Underwriting Ratio – Fees Incurred from Insurance and Related Services

	1.1	Insured Business

Sales of Medicines

	1.2	Insured Country and Region

People’s Republic of China

	1.3	Underwriting Ratio

90%

	1.4	Premium Rate

0.333%

If the loss ratio (the indemnity paid by the Insurer / the amounts of the premium the Insured paid) exceeds or equals 65% during the term of this policy, the premium rate will be adjusted up by 10%, which is retroactively applicable to the effective date of this contract.

	1.5	Minimum Premium

RMB 639,400

	1.6	Service fees

See Provision F58.01 for details.

2-	Maximum Indemnity Liability

30 times the premium paid during the term of the policy.

3-	Maximum Credit Duration

120 days following the date of the invoices for goods sold or services rendered.

4-	Maximum Term for Opening Invoices

Within 10 days after delivery of goods or rendering of services.

5-	Deadline to Inform the Insurer of the Occurrence of Overdue Arrearages

150 days following the date of the invoices issued for the goods sold or services rendered.

If the due date is extended, according to the Article 10 of “Basic Provisions of China Ping An Domestic Credit Insurance,” the deadline to inform the Insurer of the occurrence of overdue arrearages will be no more than 30 days following the extended new due date.

6-	Applicable Currency

The applicable currency of this contract is RMB.

7-	Contract Term

This contract is effective from the first minute of May 5, 2009, and the first insurance period will expire on the last minute of May 4, 2010.

This contract will be renewed for another one year automatically, unless one party to this contract informs the other party in writing 30 days before the termination of this contract of its desire to terminate this contract.

8-	Supplementary Provisions

The supplementary provisions below are part of this contract.

B1504 – Line of credit

@ rating of credit

@rating X	0
@rating NR	0
@rating R	RBM 80,000
@rating @	RMB 150,000
@rating @@	RMB 400,000
@rating @@@	RMB 800,000
@rating @@@@	RMB 800,000

Underwriting ratio: 90% of the net debt amount (including value-added tax) (underwriting ratio for certain buyers who have @ rating certification is 100%).

If a buyer’s credit rating is @@@@, this contract can grant the buyer over RMB 800,000 credit line upon the buyer’s application. Under this circumstance, the underwriting ratio will be the usual ratio decided by the Insurer under the contract.

When loss occurs, we will convert the credit line corresponding to @ rating of credit to currency according to the exchange rate on the date the Insured gives the notice of occurrence of overdue arrearages.

C102 – Comprehensive Recovery Services

D 101 – Relative Deductible

Relative Deductible: RMB 3,000.

F 304 – Premium and Quarterly Revenue Report

• Report revenue quarterly.

• Annual premium by a lump sum payment.

F5801 – Standard of Charges For managing the line of credit: RMB 800 per year per each buyer. For placing a case on file for investigation or litigation: RMB 1,000 for each case.

9-	Arbitration Location Pursuant to the section 7 of insurance terms, if the parties of this contract have any disputes, arbitration shall be held in Beijing, China.

This contract was executed in duplicate and was entered into on May 4, 2009 in Kunming City, Yunnan Province, China.

Ping An Property & Casualty Insurance	Kunming Shenghuo Pharmaceutical (Group)
Company of China, Ltd.	Ltd., Inc.
Insurance Policy Exclusive Seal	(Stamp)
No.738
(Stamp)
Yi Qing (Stamp)	Feng Lan (Stamp)